Exhibit 99.1

NEWS RELEASE
Royal Gold Reports Record Revenue and Cash Flow for the Fourth Quarter of 2025 and Record Revenue, Cash Flow and Earnings for the Full Year of 2025
DENVER, COLORADO. FEBRUARY 18, 2026: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) released financial results for the quarter ended December 31, 2025 ("fourth quarter") and full year of 2025.
“2025 was a transformational year for Royal Gold,” commented Bill Heissenbuttel, President and CEO of Royal Gold. "In addition to record financial results, we completed several large transactions and saw mine life extensions, expansions and exploration success at some of the key assets in our portfolio. Together, these developments significantly enhance the scale, duration and diversification of our portfolio and provide embedded growth and optionality that should generate benefits over the long term. We also maintained our focus on increasing returns to shareholders and increased our annual dividend for the 25th consecutive year, and we have aggressively paid down debt from cash flow and rebuilt our liquidity after an active year. Our activity this year leaves us with an expanded business designed to perform in any metal price environment, and we are exceptionally well-positioned to take full advantage of materially higher current metal prices."
2025 Highlights
Fourth Quarter - Financial/Operating
•Record revenue of $375.3 million (compared to $202.6 million in the prior year period)
•Revenue split by commodity: 78% gold, 11% silver, 8% copper
•Record operating cash flow of $241.7 million (compared to $141.1 million in the prior year period)
•Net income of $93.6 million ($1.16 per share), and adjusted net income1 of $155.0 million ($1.92 per share) (compared to $107.4 million and $107.4 million, respectively, in the prior year period)
•Sales volume of 90,800 GEOs2 (compared to 76,100 in the prior year period)
•Adjusted EBITDA margin1 of 82% (compared to 84% in the prior year period)
Full Year - Financial/Operating
•Record revenue of $1,030.5 million (compared to $719.4 million in the prior year)
•Revenue split by commodity: 78% gold, 12% silver, 7% copper
•Record operating cash flow of $704.8 million (compared to $529.5 million in the prior year)
•Net income of $466.3 million ($6.70 per share), and record adjusted net income1 of $509.9 million ($7.33 per share) (compared to $332.0 million and $346.4 million, respectively, in the prior year)
•Sales volume of 300,300 GEOs2 (compared to 301,500 in the prior year)
•Adjusted EBITDA margin1 of 82% (compared to 81% in the prior year)
1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including reconciliations to the most directly comparable GAAP measures.
2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Corporate
•Drew $1,275 million on the revolving credit facility (increased to $1.4 billion from $1 billion with maturity extended to June 30, 2030) and repaid $375 million
•Paid dividend of $1.80 per share, and increased the 2026 dividend to $1.90 per share, the 25th consecutive annual increase
•Acquired Sandstorm Gold Ltd. ("Sandstorm") and Horizon Copper Corp. ("Horizon")
•Acquired gold stream on the Kansanshi mine
•Acquired gold stream and royalty on the Warintza project
•Entered into additional stream on the Xavantina mine
•Achieved full repayment of the advance stream deposits on the Rainy River, Pueblo Viejo and Andacollo mines
•Received 11,111 ounces of gold from the Deferred Gold Consideration related to the Mount Milligan Cost Support Agreement
•Began the rationalization and simplification of the Sandstorm and Horizon portfolios with the elimination of Horizon and intercompany arrangements with Sandstorm, the sale of an approximate 25% equity interest in Versamet Royalties Corporation ("Versamet"), and the proposed restructuring of equity and debt interests in Bear Creek Mining Corporation ("Bear Creek")
Post Quarter Events
•Repaid $175 million on the revolving credit facility, reducing the amount currently drawn to $725 million
Revenue Summary

	Three Months Ended December 31,			Twelve Months Ended December 31,
Revenue (millions)	2025	2024	% Change	2025	2024	% Change
Gold	$293.2	$156.9	86.9%	$799.9	$544.4	46.9%
Silver	42.9	20.9	105.3%	120.8	85.5	41.3%
Copper	28.8	17.8	61.8%	76.8	66.8	15.0%
Other Metals	10.4	7.0	48.5%	33.0	22.7	45.0%
Total revenue	$375.3	$202.6	85.3%	$1,030.5	$719.4	43.2%
GEOs[2]	90,800	76,100	19.3%	300,300	301,500	(0.4)%
Revenue split stream / royalty	71% / 29%	62% / 38%		67% / 33%	67% / 33%
New revenue in the fourth quarter included approximately $49.2 million related to streams and royalties acquired in the Sandstorm and Horizon transaction, which closed on October 20, 2025, and $32.3 million related to the Kansanshi gold stream.
2025 Performance Compared to Guidance
Royal Gold provided guidance for 2025 metal sales volumes, depreciation, depletion and amortization ("DD&A") expense and effective tax rate in March, 2025. This guidance was not updated during 2025 to reflect the contributions from the Kansanshi gold stream or the Sandstorm and Horizon portfolio interests, which were added during the year. As shown in the table below, excluding the contributions from these additions and when compared to the guidance ranges provided, gold, silver and copper sales achieved the respective guidance ranges and other metal sales3 exceeded the guidance range. DD&A expense and effective tax rate were within the respective guidance ranges.
3 Prices used for other metals sales guidance were $6.75/lb for nickel, $0.85/lb for lead and $1.20/lb for zinc; realized prices for 2025 were $6.93/lb for nickel, $0.89/lb for lead and $1.32/lb for zinc.

		2025 Guidance Ranges	2025 Actual Performance
Total Sales
Gold	(oz)	210,000–230,000	215,000
Silver	(M oz)	2.7–3.3	3.0
Copper	(M lb)	13.5–16.0	14.8
Other Metals[3]	(M)	$18.0–$21.0	$25.0
DD&A	(M)	$126–142	$131
Effective Tax Rate		17–22%	18%
Acquisitions and Corporate Activity in the Fourth Quarter
Closing of Sandstorm Gold and Horizon Copper Acquisition
As announced on October 20, 2025, we closed the acquisition of Sandstorm and Horizon.
With respect to Sandstorm, Royal Gold issued 18.6 million shares of common stock to Sandstorm shareholders and assumed stock options exercisable for 0.7 million shares of common stock to complete the transaction and paid $380.9 million in cash to fully repay the outstanding balance drawn on the Sandstorm credit facility. Upon completion of the Sandstorm transaction, Royal Gold's outstanding share count increased to 84.5 million shares.
With respect to Horizon, Royal Gold paid C$127.1 million ($90.4 million) in cash to the shareholders of Horizon (excluding Sandstorm) and funded Horizon's purchase of its outstanding warrants for C$40.6 million ($28.9 million).
Financial results for the fourth quarter include the contributions of Sandstorm and Horizon from the closing date of October 20, 2025.
Sale of Versamet Shares
As announced on November 17, 2025, we entered into an agreement to sell all of the Company's common shares of Versamet for aggregate consideration of C$207.0 million ($147.4 million). Proceeds from the share sale were applied to debt repayment.
Restructure of Interests in Bear Creek
As previously announced, we entered into agreements on December 19, 2025, to restructure equity, debt and other interests in Bear Creek and its assets in return for increased royalty exposure to Bear Creek’s Corani and Mercedes projects, cash, and shares in Highlander Silver Corp. (“Highlander”). This restructuring helped facilitate an agreement between Highlander and Bear Creek to combine their businesses, which is expected to close in the first quarter of 2026.
Upon completion of the Highlander/Bear Creek transaction, Royal Gold will settle outstanding debt obligations owed by Bear Creek and terminate the gold and silver stream obligations between Bear Creek and Royal Gold under the Mercedes Mine stream agreement. In return, Royal Gold will receive $6.2 million of cash consideration, an incremental secured 1.75% net smelter return (“NSR”) royalty on the Corani Project in Peru (bringing Royal Gold’s total royalty interest to 2.75%), and an unsecured 2.0% NSR royalty on the Mercedes Mine. Buybacks in favor of the operator of the Corani Project for 0.5-0.75% of the royalty can occur in certain circumstances. Royal Gold also entered into a voting support agreement with Highlander to vote the approximately 58.4 million common shares of Bear Creek held by Royal Gold in favor of the Highlander/Bear Creek combination transaction.

Royal Gold’s agreement to restructure these interests and support the Highlander/Bear Creek transaction will help create a larger and well-capitalized company that is better positioned to move the Corani Project forward and convert non-core assets into interests that fit our business model.
Portfolio Revenue and Developments
Overall Revenue and Realized Metal Prices

	Three Months Ended December 31,				Twelve Months Ended December 31,
Revenue by Region (millions)	2025		2024		2025		2024
North America	$221.0	59%	$138.5	68%	$704.1	68%	$507.9	71%
South and Central America	71.9	19%	31.9	16%	145.6	14%	100.4	14%
Europe, Middle East, Africa (EMEA)	69.4	18%	22.7	11%	139.5	14%	82.1	11%
Australia Pacific	13.0	3%	9.5	5%	41.3	4%	29.0	4%
Total revenue	$375.3		$202.6		$1,030.5		$719.4

		Three Months Ended December 31,			Twelve Months Ended December 31,
Realized Metal Prices		2025	2024	Change	2025	2024	Change
Gold	($/oz)	$4,135	$2,663	55%	$3,432	$2,386	44%
Silver	($/oz)	$54.73	$31.38	74%	$40.03	$28.27	42%
Copper	($/lb)	$5.03	$4.17	21%	$4.51	$4.15	9%

North America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended December 31,		Twelve Months Ended December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2025	2024	2025	2024
Mount Milligan**	Gold, copper	35% of payable gold and 18.75% of payable copper	$56,193	$42,335	$223,713	$186,039
Pueblo Viejo**	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	47,321	18,912	129,830	83,059
Cortez**
Legacy Zone	Gold	Approx. 9.0% GSR Equivalent	5,391	16,573	31,823	58,183
CC Zone	Gold	Approx. 1.6%–2.6% GSR Equivalent	13,661	3,898	35,715	11,611
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	29,956	15,729	70,780	45,762
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	19,582	16,226	70,207	46,090
Robinson	Gold, copper	3.0% NSR	5,330	5,735	18,527	16,609
Greenstone	Gold	2.375% of payable gold	3,790	–	3,790	–
Marigold	Gold	2.0% NSR	3,575	3,131	10,375	8,085
Mercedes	Gold	275 ounces of gold per month	3,493	–	3,493	–
Leeville	Gold	1.8% NSR	3,452	2,310	10,308	7,932
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	3,221	3,573	21,442	10,697

Côté Gold	Gold	1.0% NSR	3,200	1,395	8,548	2,932
Wharf	Gold	0.0%–2.0% sliding-scale GSR	2,044	822	6,715	2,795
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	2,011	1,998	11,984	6,049
Other - North America	Various	Various	18,793	5,910	46,820	22,016
Total revenue - North America			$221,011	$138,547	$704,070	$507,859

* For a full description of the Company’s stream and royalty interests as of March 31, 2025, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website. Information about the Company’s stream and royalty interests acquired subsequent to March 31, 2025 will be included in the Company’s 2025 Asset Handbook, expected to be available in March 2026.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Mount Milligan: On January 20, 2026, Centerra reported that Mount Milligan received an amended environmental assessment and all related permits to allow for the continuation of its operations through 2035. These authorizations include a 10% expansion in plant throughput beginning in 2028 and increased stockpile capacity needed for plant feed flexibility. Centerra also reported that it continues to progress engineering and other studies to support future permit authorizations required to achieve the extension of the Mount Milligan mine life to 2045 as outlined in September, 2025. In January 2025, Mount Milligan was selected by the Province of British Columbia as one of four mining projects which would qualify for expedited permitting to support economic development in the province.
Pueblo Viejo: On February 5, 2026, Barrick reported that activity related to the mine life extension continues to focus on housing, resettlement and the El Naranjo TSF. According to Barrick, over 600 homes have been constructed, more than 300 families are resettled, and 70% of resettlement packages have now been accepted. Barrick further reported that detailed engineering for the tailings water management system is now complete with permits expected in H1 of 2026 while the permitting package for the starter dam will be submitted within Q1 2026. Barrick also reported that 2026 gold production on a 60% basis is expected to range between 350,000 and 400,000 ounces, which compares to 379,000 ounces in 2025. Barrick does not provide silver production guidance.
Cortez: On February 5, 2026, Barrick disclosed that it expects to continue exploration and studies at the Fourmile Project in 2026, including development of the twin surface portals in Crescent Valley late in the year, and complete a PFS in 2028. Barrick reported that 2025 exploration drilling focused on resource definition drilling, extensional stepouts and satellite exploration targeting, and notable results provided for the extension of the Dorothy ore zone by 150 meters from prior drill intercepts, identification of potential mineralization along a 1 kilometer corridor below the Mill Canyon stock to the north, and the confirmation of mineralization more than 300 meters further downdip from prior intercepts at the Charlie area. Royal Gold’s royalty interests over the Fourmile Project are equivalent to an approximate 1.6% gross smelter return royalty rate. Further, Barrick provided 2026 gold production guidance for the Cortez Complex of approximately 700,000 to 780,000 ounces on a 100% basis, which compares to 738,000 ounces in 2025. Our royalties overlap at Cortez and we expect the average blended royalty rate to range between 3.5% and 4% over this production in 2026, compared to 2.6% in 2025.
Rainy River: On January 15, 2026, New Gold Inc. (“New Gold”) reported 2025 gold production of 290,236 ounces, which was at the top end of the 265,000 to 295,000 ounce guidance range. New Gold also reported a 45% improvement quarter-over-quarter in underground development rates in the fourth quarter, driven by all business improvement initiatives outlined in the third quarter.
Greenstone: On January 14, 2026, Equinox Gold Corp. (“Equinox”) reported production of 72,091 ounces for the fourth quarter, a 29% increase over the third quarter. Additionally, Equinox reported that mill throughput averaged the nameplate capacity of 27,000 tpd for the 30 consecutive days ending December 20. Equinox is expecting gold production of between 250,000 and 300,000 ounces in 2026.
Côté Gold: On January 19, 2026, IAMGOLD Corporation (“IAMGOLD”) provided 2026 gold production guidance of between 390,000 and 440,000 ounces compared to 2025 production of 399,800 ounces. We expect that approximately two thirds of this production in 2026 will be attributable to our royalty interest. IAMGOLD further reported that the plant is operating at nameplate throughput and the focus for 2026 is the potential expansion of the mine.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Cactus (2.0% NSR royalty): On January 14, 2026, Arizona Sonoran Copper Company Inc. ("ASCU") provided an update on activity at the Cactus Project in Arizona. According to ASCU, work continues on advancing the feasibility study to completion in the second half of 2026, with potential for a final investment decision as early as the fourth quarter of 2026 and first production of copper cathodes in the second half of 2029.
South and Central America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended December 31,		Twelve Months Ended December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2025	2024	2025	2024
Andacollo**	Gold	100% of payable gold	$32,641	$15,582	$77,896	$47,531
Xavantina	Gold	25% of gold produced	13,958	9,543	29,548	38,771
Antamina	Copper, zinc, molybdenum	1.66% NPI	8,559	–	8,559	–
El Limón	Gold, silver	3.0% NSR	3,483	2,466	13,060	7,190
Fruta del Norte	Gold, silver	0.9% NSR (precious metals)	3,470	–	3,470	–
Aurizona	Gold	3.0%-5.0% sliding-scale NSR	3,403	–	3,403	–
Caserones	Copper, molybdenum	0.63% NSR	2,320	–	2,320	–
Other - South and Central America	Various	Various	4,059	4,292	7,307	6,946
Total revenue - South and Central America			$71,893	$31,883	$145,563	$100,438

* For a full description of the Company’s stream and royalty interests as of March 31, 2025, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website. Information about the Company’s stream and royalty interests acquired subsequent to March 31, 2025 will be included in the Company’s 2025 Asset Handbook, expected to be available in March 2026.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Andacollo: On January 20, 2026, Teck Resources Limited ("Teck") reaffirmed previously-disclosed copper production guidance, and expects copper production at Andacollo to range from 45,000 to 55,000 tonnes per year in each of 2026 and 2027, before declining to a range of 35,000 to 45,000 tonnes in 2028. Gold and copper grades have been relatively well correlated at Andacollo and gold production has tended to track copper production, although there can be no assurance that these correlations will continue in the future.
Xavantina: On December 19, 2025, Ero Copper Corp. (“Ero”) filed an updated technical report for Xavantina that indicated a 4-year extension of the mine life to 2032 based on declared Mineral Reserves. Further, on February 5, 2026, Ero provided gold production guidance of 40,000 to 50,000 ounces in 2026, which compares to 2025 production of 37,291 ounces, and gold production guidance of between 50,000 and 60,000 ounces in

2027 and 2028. The expected higher sustained production is driven by the transition to mechanized mining and further utilization of excess plant capacity. Ero also reported that it sold 14,999 ounces of gold in gold concentrate in the fourth quarter, which sales are expected to continue through mid-2027. The sale of gold in gold concentrate is not included in the production guidance.
Antamina: On January 20, 2026, Teck reaffirmed its copper production guidance and updated zinc production guidance for its 22.5% interest in the Antamina mine. Teck is forecasting copper production to range between 95,000 and 105,000 tonnes of copper in 2026, 85,000 and 95,000 tonnes in 2027, and 80,000 and 90,000 tonnes in 2028, which compares to production of 85,900 tonnes in 2025. Zinc production is forecast to range between 35,000 and 45,000 tonnes in 2026 and 2027, and 45,000 to 55,000 tonnes in 2028, which compares to production of 102,300 tonnes in 2025.
Fruta del Norte: On December 8, 2025, Lundin Gold Inc. (“Lundin Gold”) announced its 2026 to 2028 production guidance for the Fruta del Norte mine (“FDN”), forecasting annual gold production of 475,000 to 525,000 ounces, which compares to 2025 production of 498,315 ounces. Lundin Gold noted that it is assessing opportunities to increase both mine and mill throughput beyond the current 5,500 tonnes per day, with study results and an investment decision expected in the second half of 2026. Lundin Gold also outlined plans for an $85 million exploration program at FDN in 2026, which includes approximately 133,000 metres of drilling.
Caserones: On January 21, 2026, Lundin Mining Corporation ("Lundin Mining") reported production guidance for the Caserones mine of 130,000 to 140,000 tonnes in 2026, and 115,000 to 125,000 tonnes for both 2027 and 2028 (100% basis). This compares to actual 2025 production of 132,881 tonnes. Lundin Mining indicated that 2026 production is expected to be modestly weighted toward the first half of 2026 due to planned grade profiles, and mill throughput is expected to rise to approximately 34-36 million tonnes per year over the 3 year guidance period, supported by ongoing full potential initiatives.
Chapada: On January 21, 2026, Lundin Mining announced an increase of approximately 5,000 tonnes to its previous 2026 copper production guidance for the Chapada mine, raising the forecast to 45,000 to 50,000 tonnes, which compares to 2025 production of 43,974 tonnes. Lundin Mining also provided copper production guidance of 43,000 to 48,000 tonnes for 2027 and 40,000 to 45,000 tonnes for 2028, noting that year‑to‑year variations reflect planned mine sequencing and expected copper grade profiles. Royal Gold did not recognize revenue from copper stream deliveries in the fourth quarter as they occurred prior to the closing of the Sandstorm transaction on October 20, 2025.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
MARA (0.25% NSR royalty with option for 20% gold stream4): On December 3, 2025, Glencore plc (“Glencore”) provided an update on the advancement of its Argentine copper portfolio, including continued progress on the MARA project. Glencore confirmed that an application for MARA under Argentina’s new Regime for Large Investments (RIGI) was submitted in 2025, with approval expected in the first half of 2026. According to Glencore, the project is currently undergoing feasibility study work, with a Final Investment Decision targeted for the second half of 2027. Royal Gold's interest covers the Agua Rica portion of the project and Glencore anticipates first production from this deposit in 2031.
4 The Company holds a fully paid option for a 0.25% NSR royalty with the option to convert this to a 20% gold stream for additional consideration.

EMEA
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended December 31,		Twelve Months Ended December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2025	2024	2025	2024
Kansanshi**	Gold	75 ounces of gold per million pounds of recovered copper produced	$32,279	$–	$32,279	$–
Khoemacau	Silver	100% of payable silver	14,346	9,447	46,593	33,595
Wassa	Gold	10.5% of payable gold	13,964	13,215	51,773	48,537
Bonikro	Gold	6% of gold produced	5,156	–	5,156	–
Houndé	Gold	2.0% NSR	2,149	–	2,149	–
Other - EMEA	Various	Various	1,530	–	1,531	–
Total revenue - EMEA			$69,424	$22,662	$139,480	$82,132

* For a full description of the Company’s stream and royalty interests as of March 31, 2025, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website. Information about the Company’s stream and royalty interests acquired subsequent to March 31, 2025 will be included in the Company’s 2025 Asset Handbook, expected to be available in March 2026.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Kansanshi: On January 15, 2026, First Quantum reported that the S3 Expansion plant was declared to be in commercial production as of December 1, 2025 and copper production in 2025 was its highest annual production since 2021. Further, First Quantum provided copper production guidance ranges of 175,000 to 205,000 tonnes in 2026, 210,000 to 240,000 tonnes in 2027 and 230,000 to 260,000 tonnes in 2028, with the increase over the three-year guidance period underpinned by the ramp-up and grade profile of S3 Expansion feed, which is expected to be sourced evenly from low-grade stockpiles and higher-grade ore from the South East Dome deposit. From 2027 onward, the feed is expected to primarily consist of fresh ore with higher grades from the pit. At the current stream rate of 75 ounces of gold per million pounds of recovered copper produced, this is expected to result in gold sales attributable to our stream interest of approximately 26,000 to 31,000 ounces in 2026, rising to 38,000 to 43,000 ounces in 2028.
Khoemacau: On January 22, 2026, MMG Limited ("MMG") confirmed that the feasibility study for the expansion was approved by the MMG Board in December 2025, with construction of the expansion scheduled to begin in 2026 and production of first concentrate expected in the first half of 2028. MMG reported that annual production from Khoemacau after the expansion is expected to increase to 130,000 tonnes of copper with silver output ranging from 4.0 to 4.5 million ounces. Royal Gold's exposure to this expansion includes ore produced from the Zone 5 and Mango NE deposits, and we expect approximately 60% of the 4.0 to 4.5 million ounce annual silver production will be applicable to our silver stream. MMG expects 2026 production of silver contained in concentrate to be in the range of 1.45 to 1.55 million ounces, which compares to production of 1.4 million ounces in 2025. After applying the 90% stream payability factor to this production, we expect production applicable to the silver stream to range between 1.3 and 1.4 million ounces.
Houndé: On December 2, 2025, Endeavour Mining plc ("Endeavour") provided its exploration outlook over the next 5 years. Endeavour is targeting the discovery of 1.5 to 2.0 million gold ounces of mineral resources over the 2026 to 2030 period. Exploration efforts are currently focused on the Vindaloo Deeps deposit, adjacent to the Houndé processing plant, where a maiden resource is expected in the first quarter of 2026. Further exploration along the Kari Fault and at the Karba and Kari Deeps targets is also being prioritized to identify potential extensions to the mineralization of the existing Kari deposit.

NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Platreef: On January 12, 2026, Ivanhoe Mines Ltd. (“Ivanhoe”) reported that development of the Platreef project continues to progress on schedule. Ivanhoe reported that the ramp-up of the Phase 1 concentrator is advancing as expected and the first sale of concentrate was completed late in the fourth quarter. According to Ivanhoe, Shaft #3 remains on track for completion in April 2026, at which point hoisting capacity is expected to increase roughly five‑fold to approximately 5 million tonnes per year, providing the flexibility to hoist both ore and waste to surface and supporting the Phase 1 and Phase 2 expansions. Ivanhoe is targeting completion of the Phase 2 expansion, which will increase production levels, in the fourth quarter of 2027. Royal Gold expects to recognize first revenue from Platreef in the first half of 2026.
Hod Maden (30% joint venture interest): On January 29, 2026, SSR Mining Inc. ("SSR") announced the results of a feasibility study on Hod Maden which considers an underground mine with a processing rate of 800,000 tonnes per annum. The study outlines a mine life of 10 years with average annual production of 159,000 ounces of gold per year at an average grade of 7.6 g/t Au, and 21 million pounds of copper per year at an average grade of 1.3%. The average recovery is expected to be 87% for gold and 97% for copper. Capital costs are estimated at approximately $910 million. SSR is targeting a project decision in 2026 following receipt of appropriate approvals.
Australia Pacific
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended December 31,		Twelve Months Ended December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2025	2024	2025	2024
South Laverton	Gold	1.5% NSR, 4.0% NPI	$3,674	$2,684	$12,049	$8,974
Bellevue	Gold	2.0% NSR	2,582	3,139	8,553	6,955
Other - Australia Pacific	Various	Various	6,740	3,645	20,757	13,036
Total revenue - Australia Pacific			$12,996	$9,468	$41,359	$28,966

* For a full description of the Company’s stream and royalty interests as of March 31, 2025, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website. Information about the Company’s stream and royalty interests acquired subsequent to March 31, 2025 will be included in the Company’s 2025 Asset Handbook, expected to be available in March 2026.
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Bellevue: On January 7, 2026, Bellevue Gold Limited reported that gold production remains on track to meet guidance of 130,000 to 150,000 ounces for the fiscal year ending June 30, 2026.
Woodlawn: On January 28, 2026 Develop Global Limited outlined that the commissioning and ramp-up at Woodlawn is on schedule to reach steady-state production in the quarter ending March 31, 2026.
2025 Overview
For the year ended December 31, 2025, we recorded net income attributable to Royal Gold stockholders of $466.3 million, or $6.70 per basic and $6.69 per diluted share, as compared to net income attributable to Royal Gold stockholders of $332.0 million, or $5.04 per basic and diluted share, for the year ended December 31, 2024. The details of the factors driving the change in net income over the comparable period are discussed in detail below.

Revenue
For the year ended December 31, 2025, we recognized total revenue of $1.03 billion, which is comprised of stream revenue of $686.5 million and royalty revenue of $344.0 million, at an average gold price of $3,432 per ounce, an average silver price of $40.03 per ounce and an average copper price of $4.51 per pound, compared to total revenue of $719.4 million, which is comprised of stream revenue of $483.3 million and royalty revenue of $236.1 million, at an average gold price of $2,386 per ounce, an average silver price of $28.27 per ounce and an average copper price of $4.15 per pound, for the year ended December 31, 2024.
The increase in our total revenue for the year ended December 31, 2025, compared with the year ended December 31, 2024, resulted primarily from higher average gold, silver and copper prices, initial revenue from the Kansanshi stream and Sandstorm and Horizon assets in the fourth quarter of 2025, higher gold and silver sales from Pueblo Viejo, higher gold sales from Andacollo and higher gold production from Peñasquito. The increase was partially offset by lower gold and copper sales from Mount Milligan and lower gold sales from Xavantina, when compared to the prior year.
Cost of Sales and Other Costs

Cost of sales, which excludes DD&A, increased to $130.9 million for the year ended December 31, 2025, from $97.5 million for the year ended December 31, 2024. The increase was primarily due to higher average gold, silver and copper prices and higher gold and silver sales from Pueblo Viejo, higher gold sales from Andacollo and initial gold sales from the Kansanshi stream acquired in the fourth quarter of 2025 when compared to the prior year. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the existing stream agreement, the Mount Milligan Cost Support Agreement detailed in Note 10 of our Notes to Consolidated Financial Statements on Form 10-K provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met, or earlier, if metal prices are below certain thresholds and if requested by Centerra.
General and administrative costs increased to $49.2 million for the year ended December 31, 2025, from $40.9 million for the year ended December 31, 2024. The increase was primarily due to higher corporate costs as a result of the Sandstorm and Horizon acquisition when compared to the prior year.
DD&A increased to $177.1 million for the year ended December 31, 2025, from $144.4 million for the year ended December 31, 2024. The increase was primarily due to depletion on the new streams and royalties acquired through the Sandstorm and Horizon acquisition and depletion on the Kansanshi stream acquired in the third quarter of 2025 partially offset by lower depletion from lower sales at Mount Milligan and Xavantina when compared to the prior year.
During the year ended December 31, 2025, we incurred costs related to the acquisition of Sandstorm and Horizon of $26.5 million.
During the year ended December 31, 2025, we realized losses from the sale of marketable securities of $50.0 million. The change was primarily due to the sale of shares in Versamet Royalties Corporation as detailed in Note 7 of our Notes to Consolidated Financial Statements on Form 10-K.
Interest and other expense increased to $29.0 million for the year ended December 31, 2025, from $9.7 million for the year ended December 31, 2024. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year. For the year ended December 31, 2025, amounts outstanding under our revolving credit facility averaged $409.0 million at an average all-in borrowing rate of 6.1%, compared to average amounts outstanding of $80.6 million at an average all-in borrowing rate of 6.5% for the year ended December 31, 2024.

Income tax expense was $102.3 million for the year ended December 31, 2025, as compared to $93.6 million for the year ended December 31, 2024, which resulted in an effective tax rate of 17.8% in the current period and 22.0% in the prior year. The effective tax rate for the year ended December 31, 2025, included a $16.3 million tax benefit for additional recoverable basis and a tax benefit for an $11.0 million recovery of foreign withholding tax, partially offset by $2.9 million of U.S. and foreign capitalized acquisition costs. The effective tax rate for the year ended December 31, 2024, included a $13.0 million U.S. GILTI income tax expense related to the consideration from the Mount Milligan Cost Support Agreement.
Cash Flows
Net cash provided by operating activities totaled $704.8 million for the year ended December 31, 2025, compared to $529.5 million for the year ended December 31, 2024. The increase when compared to the prior year was primarily due to higher net cash proceeds received from our stream and royalty interests of $262.3 million and cash proceeds of $44.2 million from the Mount Milligan Deferred Gold Consideration partially offset by the Sandstorm and Horizon acquisition related costs.
Net cash used in investing activities totaled $1.4 billion for the year ended December 31, 2025, compared to net cash used in investing activities of $77.7 million for the year ended December 31, 2024. The increase when compared to the prior year was primarily due to the acquisition of the Kansanshi and Warintza streams, the cash consideration for the acquisition of Sandstorm and Horizon and the proceeds from the sale of marketable securities.
Net cash provided by financing activities totaled $751.9 million for the year ended December 31, 2025, compared to net cash used in financing activities of $360.5 million for the year ended December 31, 2024. The change, when compared to the prior year, was primarily due to higher borrowings under the revolving credit facility as part of the Kansanshi stream acquisition.
Fourth Quarter 2025 Overview
For the fourth quarter, we recorded net income attributable to Royal Gold stockholders of $93.6 million, or $1.16 per basic and diluted share, as compared to net income of $107.4 million, or $1.63 per basic and diluted share, for the three months ended December 31, 2024. The decrease in net income was primarily attributable to the loss on the sale of marketable securities and higher costs related to the acquisition of Sandstorm and Horizon, each discussed below.
Revenue
For the fourth quarter, we recognized total revenue of $375.3 million, comprised of stream revenue of $264.7 million and royalty revenue of $110.6 million at an average gold price of $4,135 per ounce, an average silver price of $54.73 per ounce and an average copper price of $5.03 per pound. This is compared to total revenue of $202.6 million for the three months ended December 31, 2024, comprised of stream revenue of $124.8 million and royalty revenue of $77.8 million, at an average gold price of $2,663 per ounce, an average silver price of $31.38 per ounce and an average copper price of $4.17 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices compared to the prior period. Initial revenue from the Kansanshi stream and the Sandstorm and Horizon acquired assets, and higher sales at Pueblo Viejo, Andacollo and Rainy River also contributed to the increase. These increases were partially offset by lower production at the Cortez Legacy Zone when compared to the prior year period.

Cost of Sales and Other Costs
Cost of sales, which excludes DD&A, increased to $50.8 million for the three months ended December 31, 2025, from $24.4 million for the three months ended December 31, 2024. The increase compared to the prior year period was primarily due to higher payments for stream deliveries resulting from higher metal prices (except for gold at Mount Milligan), higher gold sales at Pueblo Viejo, Andacollo and Rainy River and new sales from Kansanshi and the acquired Sandstorm streams. These increases were partially offset by lower sales at Mount Milligan when compared to the prior year period. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra. For further detail on the Mount Milligan Cost Support Agreement refer to our 2025 10-K.
General and administrative costs increased to $17.6 million for the three months ended December 31, 2025, from $8.9 million for the three months ended December 31, 2024. The increase compared to the prior year period was primarily due to higher corporate costs as a result of the Sandstorm and Horizon acquisition.
For the three months ended December 31, 2025, there were $13.7 million of acquisition related costs related to the Sandstorm and Horizon acquisition.
DD&A increased to $80.0 million for the three months ended December 31, 2025, from $33.7 million for the three months ended December 31, 2024. The increase was primarily due to depletion on the new streams and royalties acquired through the Sandstorm and Horizon acquisition and depletion on the Kansanshi stream when compared to the prior year period. These increases were partially offset by lower depletion from lower sales at Mount Milligan when compared to the prior year period.
During the three months ended December 31, 2025, we realized losses from the sale of marketable securities of $50.0 million. The change was primarily due to the sale of shares in Versamet Royalties Corporation.
Interest and other expense increased to $17.7 million for the three months ended December 31, 2025, from $1.4 million for the three months ended December 31, 2024. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended December 31, 2025, amounts outstanding under our revolving credit facility averaged $1.08 billion at an average all-in borrowing rate of 5.25%. There was no outstanding debt for the three months ended December 31, 2024.
For the fourth quarter, we recorded income tax expense of $52.7 million, compared to $26.1 million for the three months ended December 31, 2024. The income tax expense resulted in an effective tax rate of 36% in the current period, compared with 19.5% for the three months ended December 31, 2024. The higher income tax expense for the fourth quarter was primarily attributable to higher income before income taxes, compared to the prior year period, and one-time acquisition-related items.
Cash Flows
Net cash provided by operating activities totaled $241.7 million for the fourth quarter, compared to $141.1 million for the three months ended December 31, 2024. The increase was primarily due to higher stream and royalty revenue of $145.5 million and proceeds from the Mount Milligan deferred gold consideration offset by higher corporate costs when compared to the prior year period.
Net cash used in investing activities totaled $261.6 million for the fourth quarter, compared to $46.9 million for the three months ended December 31, 2024. The period over period change was primarily due to the $411.3 million cash consideration for the Sandstorm and Horizon acquisition in the current period offset by the proceeds from the sale of marketable securities primarily the shares of Versamet Royalties Corporation.
Net cash provided by financing activities totaled $80.8 million for the fourth quarter, compared to $26.5 million used for the three months ended December 31, 2024. The period over period change was primarily due to the net draw of $125 million on the revolving credit facility related to the Sandstorm and Horizon acquisition partially offset by the payout of Horizon warrants in the current period.
Liquidity
Total liquidity at the end of the fourth quarter was approximately $756.5 million, which consisted of $256.5 million of working capital and $500 million undrawn and available under the revolving credit facility.
In January and February 2026, we repaid $75 million and $100 million, respectively, under our revolving credit facility, resulting in $725 million drawn and $675 million available as of the date of this report. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, the Company expects to repay the outstanding balance from future cash flow by early 2027 at current metal prices and absent further acquisitions.
At December 31, 2025, our contractual cash obligations comprised the conditional Warintza funding and operating leases. With respect to the Warintza funding, we are required to pay $50.0 million to Solaris Resources Inc. after technical approval of the environmental impact assessment and publication of a pre-feasibility study for the project, which are expected to be completed in the first quarter of 2026, and $50.0 million payable in May 2026, subject to certain conditions including registration of security in Ecuador.
Fourth Quarter 2025 Call Information
Management’s conference call reviewing the fourth quarter results will be held on Thursday, February 19, 2026, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
Dial-In Numbers:    833-470-1428 (U.S.); toll free
            833-950-0062 (Canada); toll free
            929-526-1599 (International)
Access Code:        604052
Webcast URL:        https://events.q4inc.com/attendee/705139153

Corporate Profile
Royal Gold is a high margin, large-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.

Additional Investor Information
Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
For further information, please contact:
Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated benefits from investments, acquisitions and other transactions; the receipt and timing of future metal deliveries, including deferred amounts at Pueblo Viejo; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; the expected benefits of the Sandstorm and Horizon Transaction, including the increased potential for growth; the anticipated closing of the Highlander/Bear Creek transaction and expected benefits to the Company; and prices for gold, silver, copper and other metals.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; failure to realize the anticipated benefits from the Sandstorm and Horizon Transaction in the timeframe expected or at all; risks associated with joint venture interests acquired as part of the Sandstorm and Horizon Transaction; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this press release, including information about historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	December 31, 2025	December 31, 2024
ASSETS
Cash and equivalents	$233,719	$195,498
Royalty receivables	110,846	63,460
Income tax receivable	2,108	1,139
Stream inventory	25,883	12,973
Prepaid expenses and other	4,890	2,217
Total current assets	377,446	275,287
Stream and royalty interests, net	8,583,875	3,042,804
Equity method investment	300,854	–
Marketable securities	172,880	6
Other assets	102,469	74,033
Total assets	$9,537,524	$3,392,130
LIABILITIES
Accounts payable	$10,060	$10,578
Dividends payable	40,186	29,611
Income tax payable	33,303	23,177
Other current liabilities	37,367	21,785
Total current liabilities	120,916	85,151
Debt	895,436	–
Deferred tax liabilities	1,190,672	132,308
Mount Milligan deferred liability	69,211	25,000
Other liabilities	55,942	18,465
Total liabilities	2,332,177	260,924
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	–	–
Common stock, $.01 par value, 200,000,000 shares authorized; and 84,499,692 and 65,691,151 shares outstanding, respectively	845	657
Additional paid-in capital	5,928,123	2,228,311
Accumulated other comprehensive income	993	–
Accumulated earnings	1,227,169	889,989
Total Royal Gold stockholders’ equity	7,157,130	3,118,957
Non-controlling interests	48,217	12,249
Total equity	7,205,347	3,131,206
Total liabilities and equity	$9,537,524	$3,392,130

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$375,323	$202,560	$1,030,471	$719,395
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	50,849	24,398	130,926	97,514
General and administrative	17,638	8,909	49,183	40,934
Production taxes	2,224	2,072	8,605	6,622
Depreciation, depletion and amortization	80,031	33,737	177,082	144,426
Acquisition related costs	13,710	–	26,508	–
Total costs and expenses	164,452	69,116	392,304	289,496
Operating income	210,871	133,444	638,167	429,899
Fair value changes in equity securities	362	(24)	327	(66)
Loss on sale of marketable securities	(50,017)	–	(50,017)	–
Interest and other income	2,867	1,598	14,411	6,008
Interest and other expense	(17,705)	(1,419)	(29,022)	(9,749)
Income before income taxes	146,378	133,599	573,866	426,092
Income tax expense	(52,659)	(26,078)	(102,290)	(93,613)
Net income	93,719	107,521	471,576	332,479
Net income attributable to non-controlling interests	(108)	(113)	(5,295)	(456)
Net income attributable to Royal Gold common stockholders	$93,611	$107,408	$466,281	$332,023
Net income	$93,719	$107,521	$471,576	$332,479
Adjustments to comprehensive income, net of tax:
Unrealized change in market value of available-for-sale debt securities	993	–	993	–
Comprehensive income	94,712	107,521	472,569	332,479
Comprehensive income attributable to non-controlling interests	(108)	(113)	(5,295)	(456)
Comprehensive income attributable to Royal Gold stockholders	$94,604	$107,408	$467,274	$332,023
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.16	$1.63	$6.70	$5.04
Basic weighted average shares outstanding	80,361,251	65,689,736	69,424,381	65,662,185
Diluted earnings per share	$1.16	$1.63	$6.69	$5.04
Diluted weighted average shares outstanding	80,679,415	65,804,129	69,560,911	65,776,834
Cash dividends declared per common share	$0.475	$0.450	$1.825	$1.650

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income	$93,719	$107,521	$471,576	$332,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	80,031	33,737	177,082	144,426
Non-cash employee stock compensation expense	2,952	2,579	11,805	11,892
Fair value changes in equity securities	(362)	24	(327)	66
Loss on marketable securities	50,017	–	50,017	–
Deferred tax (benefit) expense	4,159	3,446	(3,926)	8,354
Other	(1,139)	228	(5,302)	945
Changes in assets and liabilities:
Royalty receivables	(11,884)	(13,343)	(18,124)	(14,577)
Stream inventory	(3,704)	(1,354)	(11,740)	(3,186)
Income tax receivable	18,697	9,050	(969)	1,537
Prepaid expenses and other assets	2,554	(72)	1,335	11,168
Accounts payable	(40,555)	(10,917)	(36,836)	(9,113)
Income tax payable	(7,158)	(7,210)	10,761	7,620
Mount Milligan deferred liability	44,211	–	44,211	25,000
Other liabilities	10,167	17,364	15,283	12,892
Net cash provided by operating activities	$241,705	$141,053	$704,846	$529,503
Cash flows from investing activities:
Sandstorm & Horizon acquisition, net of cash acquired	(411,342)	–	(411,342)	–
Acquisition of stream and royalty interests	(270)	(46,881)	(1,164,753)	(102,564)
Proceeds from the sale of Versamet Shares and other securities	158,886	–	158,886	–
Cash calls for Hod Maden equity method investment	(9,330)	–	(9,330)	–
Proceeds from Khoemacau debt facility	–	–	–	25,000
Proceeds from the sale of inventory - restricted	–	–	7,681	–
Other	460	(25)	299	(116)
Net cash used in investing activities	$(261,596)	$(46,906)	$(1,418,559)	$(77,680)
Cash flows from financing activities:
Repayment of debt	(325,000)	–	(375,000)	(250,000)
Borrowings from revolving credit facility	450,000	–	1,275,000	–
Net payments from issuance of common stock	(176)	(56)	(5,032)	(4,620)
Net proceeds from Sandstorm option exercises	15,333	–	15,333	–
Horizon warrant payments	(28,932)	–	(28,932)	–
Distributions to non-controlling interests	(8,125)	–	(8,125)	–
Common stock dividends	(29,640)	(26,320)	(118,525)	(105,237)
Distributions to non-controlling interests	7,336	476	–	–
Other	(35)	(631)	(2,785)	(635)
Net cash provided by (used in) financing activities	$80,761	$(26,531)	$751,934	$(360,492)
Net increase in cash and equivalents	60,870	67,616	38,221	91,331
Cash and equivalents at beginning of period	172,849	127,882	195,498	104,167
Cash and equivalents at end of period	$233,719	$195,498	$233,719	$195,498

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in thousands)	2025	2024	2025	2024
Net income	93,719	$107,521	$471,576	$332,479
Depreciation, depletion and amortization	80,031	33,737	177,082	144,426
Non-cash employee stock compensation	2,952	2,579	11,805	11,892
Acquisition related costs	13,710	–	26,508	–
Fair value changes in equity securities	(362)	24	(327)	66
Loss on sale of marketable securities	50,017	–	50,017	–
Interest and other, net	14,838	(179)	14,611	3,741
Income tax expense	52,659	26,078	102,290	93,613
Non-controlling interests in operating income of consolidated subsidiaries	(108)	(113)	(5,295)	(456)
Adjusted EBITDA	$307,456	$169,647	$848,267	$585,760
Net income margin	25%	53%	46%	46%
Adjusted EBITDA margin	82%	84%	82%	81%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2025	2025	2025	2025
Net income	$93,719	$131,805	$132,474	$113,578
Depreciation, depletion and amortization	80,031	32,903	31,153	32,995
Non-cash employee stock compensation	2,952	2,942	2,714	3,198
Acquisition related costs	13,710	12,798	–	–
Fair value changes in equity securities	(362)	–	(3)	37
Loss on sale of marketable securities	50,017	–	–	–
Interest and other, net	14,838	1,835	(1,169)	(893)
Income tax expense	52,659	28,704	10,538	10,389
Non-controlling interests in operating income of consolidated subsidiaries	(108)	(4,981)	(125)	(80)
Adjusted EBITDA	$307,456	$206,006	$175,582	$159,224
Net income margin	25%	52%	63%	59%
Adjusted EBITDA margin	82%	82%	84%	82%

TTM adjusted EBITDA	$848,267

Debt	$895,436
Debt issuance costs	4,564
Cash and equivalents	(233,719)
Net debt / (cash)	$666,281

Net debt / (cash) to TTM adjusted EBITDA	0.79x

Cash G&A:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in thousands)	2025	2024	2025	2024
General and administrative expense	$17,638	$8,909	$49,183	$40,934
Non-cash employee stock compensation	(2,952)	(2,579)	(11,805)	(11,892)
Cash G&A	$14,686	$6,330	$37,378	$29,042

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2025	2025	2025	2025
General and administrative expense	$17,638	$10,213	$10,269	$11,063
Non-cash employee stock compensation	(2,952)	(2,942)	(2,714)	(3,198)
Cash G&A	$14,686	$7,271	$7,555	$7,865

TTM cash G&A	$37,378

Adjusted net income and adjusted net income per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in thousands, except per share data)	2025	2024	2025	2024
Net income attributable to Royal Gold common stockholders	$93,611	$107,408	$466,281	$332,023
Fair value changes in equity securities	(362)	24	(327)	66
Acquisition related costs	13,710	–	26,508	–
Loss on sale of marketable securities	50,017	–	50,017	–
Discrete tax expense related to Mount Milligan Cost Support Agreement	–	–	–	13,008
Discrete tax benefit for basis adjustment, net of valuation allowance	–	–	(12,008)	–
Withholding tax refund	–	–	(11,017)	–
Other discrete tax expense (benefit)	4,696	–	441	1,279
Tax effect of adjustments	(6,686)	(7)	(10,011)	(18)
Adjusted net income attributable to Royal Gold common stockholders	$154,986	$107,432	$509,883	$346,358

Net income attributable to Royal Gold common stockholders per diluted share	$1.16	$1.63	$6.70	$5.04
Fair value changes in equity securities	–	–	–	–
Acquisition related costs	0.17	–	0.38	–
Loss on sale of marketable securities	0.62		0.72
Discrete tax expense related to Mount Milligan Cost Support Agreement	–	–	–	0.20
Discrete tax benefit for basis adjustment, net of valuation allowance	–	–	(0.17)	–
Withholding tax refund	–	–	(0.16)	–
Other discrete tax expense (benefit)	0.06	–	0.01	0.02
Tax effect of adjustments	(0.08)	–	(0.14)	–
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.92	$1.63	$7.33	$5.26

Free cash flow:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$241,705	$141,053	$704,846	$529,503
Sandstorm & Horizon acquisition, net of cash acquired	(411,342)	—	(411,342)	—
Acquisition of stream and royalty interests	(270)	(46,881)	(1,164,753)	(102,564)
Cash calls for Hod Maden equity method investment	(9,330)	—	(9,330)	—
Free cash flow	$(179,237)	$94,172	$(880,579)	$426,939

Net cash used in investing activities	$(261,596)	$(46,906)	$(1,418,559)	$(77,680)
Net cash provided by (used in) financing activities	$80,761	$(26,531)	$751,934	$(360,492)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.

Schedule B – Stream Segment Sales, Purchases and Inventories

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024			As of December 31, 2025	As of December 31, 2024
	Purchases	Sales	Cost	Purchases	Sales	Cost	Inventory	Inventory
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Mount Milligan	13,400	10,400	435	10,900	11,300	435	3,800	4,500
Kansanshi	7,700	7,700	808	—	—	—	—	—
Pueblo Viejo	7,600	8,400	1,089	7,700	6,000	752	7,600	7,700
Andacollo	5,900	8,200	548	3,500	5,900	387	2,100	—
Rainy River	5,500	6,500	916	4,800	4,900	641	1,500	1,600
Xavantina	4,400	3,400	1,553	3,300	3,600	524	2,200	1,000
Wassa	4,300	3,400	791	4,900	5,000	528	2,400	600
Bonikro	1,200	1,200	400	—	—	—	—	—
Greenstone	900	900	827	—	—	—	—	—
Other	2,700	3,000	Varies	—	—	Varies	—	—
Total Gold Streams	53,600	53,100	789	35,100	36,700	528	19,700	15,500

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Pueblo Viejo[1]	213,600	258,700	12.32	219,400	89,600	8.65	213,600	219,400
Khoemacau	283,100	281,600	9.43	297,200	300,100	6.12	98,800	98,100
Rainy River	63,700	70,600	10.84	81,600	89,200	7.56	16,400	20,900
Woodlawn	15,100	15,100	—	—	—	—	—	—
Total Silver Streams	575,500	626,000	10.56	598,200	478,900	6.86	328,800	338,400

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
Mount Milligan	3.4	2.7	0.76	2.0	2.9	0.62	0.7	—
Total Copper Streams	3.4	2.7	0.76	2.0	2.9	0.62	0.7	—

	Twelve Months Ended December 31, 2025			Twelve Months Ended December 31, 2024
	Purchases	Sales	Cost	Purchases	Sales	Cost
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)
Mount Milligan	52,500	53,200	435	58,000	57,500	435
Kansanshi	7,700	7,700	808	—	—	—
Pueblo Viejo	28,000	28,100	954	26,500	24,900	674
Andacollo	24,500	22,400	490	19,300	20,000	347
Rainy River	17,100	17,200	823	15,600	15,300	572
Xavantina	9,700	8,500	1,008	15,900	16,500	462
Wassa	17,000	15,200	655	19,600	20,400	466
Bonikro	1,200	1,200	400	—	—	—
Greenstone	900	900	827	—	—	—
Other	2,600	2,700	Varies	—	—	Varies
Total Gold Streams	161,200	157,100	656	154,900	154,600	483

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)
Pueblo Viejo[1]	873,900	879,700	10.75	859,900	863,400	7.90
Khoemacau	1,230,000	1,229,300	7.29	1,165,500	1,202,800	5.44
Rainy River	267,900	272,400	8.93	325,100	329,100	6.78
Woodlawn	15,100	15,100	—	—	—	—
Total Silver Streams	2,386,900	2,396,500	8.70	2,350,500	2,395,300	6.51

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)
Mount Milligan	10.5	9.9	0.67	11.8	11.8	0.61
Total Copper Streams	10.5	9.9	0.67	11.8	11.8	0.61

1.Silver stream purchases do not include 184,200 ounces of silver permitted to be deferred in the fourth quarter and 801,100 ounces of silver permitted to be deferred in the twelve months ending December 31, 2025, based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 2.5 million ounces at December 31, 2025, and the timing for the delivery of the entire deferred amount is uncertain.